JD AMERICAN WORKWEAR, INC.

                              46 OLD FLAT RIVER RD.

                          COVENTRY, RHODE ISLAND 02816

                TELEPHONE (401) 397-6800 FACSIMILE (401) 397-6804

June 1, 2000

Board of Directors of
International Commerce and Finance, Inc.

Hand Delivered

Gentlemen:

     Thank you for your attendance at today's meeting. The projects, their growth and the profit potential presented today were exciting and have elicited the following proposal. If you agree with the proposal presented please sign this letter and return. Although this is an informal agreement, if signed, I would expect all parties to adhere to its basic tenants for the length of the term.

     JD American Workwear, Inc. ("JDAW") is a publicly traded company quoted on the NASD Bulletin Board and as such can bring benefit to your shareholders by providing you with access to public funding and additional profit potential from a rising stock price.

     We would like to propose that JDAW be awarded an option to purchase and right of first refusal on any and all projects currently contemplated by ICF and any such endeavors as may be conceived, acquired or partnered in the next two years. We understand that no structure for sale of these concepts, current management agreements or potential acquisitions currently exists. We would only be interested in making these potential acquisitions in a tax-free exchange of stock so that you would be required to place these businesses into separate corporations that we would buy.

     With the culmination of the first such contemplated transaction we would welcome three of your members to positions as senior officers in JDAW and provide one seat on our seven-member board of directors.

     The subsidiary acquired would require its current managers to sign long-term employment contracts with certain earnings provisions and profit sharing from their specific operations after tax net income. Each subsidiary would have its own management team for operations with a liaison from the parent to oversee but not interfere with management.

     When growth, profitability or other factors dictate, JDAW would commit to the creation of a new public entity for each subsidiary or division to operate in with the current shareholders of JDAW receiving a dividend of 10% of the value of the new company and the parent retaining a 10% stake. The remaining 80% would be acquired by the subsidiaries current management by returning the shares originally issued for its acquisition by JDAW.

     To facilitate this agreement we offer you 25,000 shares of JDAW common stock, which would be issued with a restrictive legend and included in a registration to be filed on or before August 15, 2000.

                                        Sincerely,

                                        ----------------------------------------
                                        David N. DeBaene, President

Accepted By,

-------------------------
Daniel L. Hefner, President